Exhibit 10.1

[Lake City Bank Letterhead]

March 1, 2010

Mr. Richard E. Lundin

Da-Lite Screen Company, Inc.

3100 N. Detroit St.

Warsaw, IN 46581-0137

Dr. Mr. Lundin:

Based on our review of the most recent financial information presented to us, we at Lake City Bank are pleased to inform you of our commitment to provide you with the following unsecured borrowing arrangement:

BORROWER:	Da-Lite Screen Company, Inc.

AMOUNT:	19,500,000.00

RATE:	The interest rate to apply to this commitment is the National Prime Rate as announced from time to time and adjusted on a same day change basis, subject to an interest rate floor of 4%. (The National Prime Rate today is three and one-quarter (3.25%) percent, therefore, the interest rate floor is in effect).

Accrued interest shall be due and payable on the first day of each month throughout the term of this loan.

Interest shall accrue on the basis of a three hundred sixty (360) day year and be paid for the actual number of days outstanding. Borrower may pre-pay the outstanding principal of this note, in whole or in part, at any time without premium or penalty of any kind.

TERMS:	A two-year revolving line of credit to Mature May 2012. Interest payable monthly by automatic draft.

COLLATERAL:	Unsecured

GUARANTEES:	None

PURPOSE:	Fund working capital needs and other proper corporate purposes.

FEES:	The bank’s non-refundable commitment fee will be $48,750. 50% due at the acceptance of this commitment and the remaining 50% due July 1, 2010 if OPTION listed below is not in place. In addition, an unused line-of-credit fee of 1/4% (25 basis points) will also apply and be calculated and charged quarterly, beginning July 1, 2010, based on the previous quarter average outstanding loan balance.

OPTION: The bank is prepared to reduce the initial commitment fee listed above by $24,375 (1/8%), if Da-Lite Screen Company agrees to move its main transaction deposit account and lock-box payment processing to Bank.

OTHER:	1) This commitment shall be subject to and cross-defaulted with all the terms, conditions, and covenants as set forth in the offering memorandum for the $105,000,000 Da-Lite Screen Company, Inc. senior note financing.

2) Annual CPA audited financial statements on Da-Lite Screen Company, Inc., are to be submitted to the Bank within 120 days after the close of each fiscal year end.

3) Monthly company prepared financial statements on Da-Lite Screen Company, Inc., are to be submitted to the Bank within 20 days after the close of each month end.

4) Any other financial information concerning Da-Lite Screen Company, Inc. as may be reasonably requested from time to time will be submitted to Lake City Bank. Additionally, the Bank agrees to treat all such information as confidential.

Accounting terms shall be construed in accordance with GAAP (Generally Accepted Accounting Principles.) In addition, by executing this letter, and closing the loan, you signify there has been, to the date hereof, no material or adverse change in the financial information that you have most recently provided to Lake City Bank.

Notwithstanding the foregoing, a condition precedent to any obligation of the Bank to close or fund the loan pursuant to this commitment shall be that Borrower shall have demonstrated to the Bank’s satisfaction in Bank’s sole judgment, that the loan does not present environmental risks or liabilities that are unacceptable to the Bank.

Mr. Lundin, it is our privilege to offer you this commitment and we hope to maintain a long and mutually beneficial relationship with you. If you have any questions, please feel free to call me at (574) 267-9135.

Should you find that the above terms and conditions meet with your approval, please sign the enclosed copy of this letter and return it in the envelope provided. This commitment is valid when accepted prior to March 25, 2010, with an expiration date for its closing of April 1, 2010.

Sincerely,

/s/ Everett Nifong

Everett Nifong
Vice President Commercial Banking

Agreed and accepted this 22nd day of March, 2010.

Da-Lite Screen Company, Inc.

By:	/s/ Jerry C. Young
Its:	VP of Finance

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